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                       Exhibit 99  -  Press Release dated
                                January 31, 1997
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     Herndon, VA--January 31, 1997 -- NETRIX Corporation (Nasdaq:  NTRX)
announced today that Lynn Chapman has been named President, CEO, and a director of the company. Chuck Stein, the company's president and CEO since 1987, has been named Chairman of the Board. Stein said, "This promotion reflects NETRIX's increasing confidence in the growth of our voice and data products, and the impact that those products can have in the rapidly growing multiservice frame relay and ATM enterprise network market." Stein continued, "Lynn's experience leading our enterprise networking business last year make him ideally suited to play a stronger role in the company as this business expands."

     Chapman has been the with company since 1992, serving in a variety of executive positions. In his most recent role as Vice President and General Manager of the Company's Enterprise Networking Business, Chapman has been responsible for the sales, engineering and marketing efforts for the company's wide area network products. The company will announce a major new product in this area, and significant enhancements to its Voice over Frame Relay products next week at the industry trade show ComNet. Stein said that NETRIX's new products have received a warm reception in the marketplace during recent market trials.

     NETRIX Corporation manufacturers and markets products for public network access, Internet service provisioning, and enterprise networks. NETRIX products unify voice, data and image applications over the diverse and ever-changing array of communication services. Combining patented, switched, compressed-voice technology and advanced networking capabilities, NETRIX delivers networking solutions that achieve substantial operational savings and improved bottom-line network performance.

     NETRIX's customers encompass a broad array of industries worldwide, including financial services companies, major corporations, public network operators, government agencies, and Internet service providers. Traded on the NASDAQ National Market (Stock symbol NTRX), NETRIX sells to end users and service providers in over 60 countries worldwide. Corporate headquarters are located at 13595 Dulles Technology Drive, Herndon, Virginia 20171. Phone:
703/742-6000 or 800/949-2737; Fax:  703/742-4048; Internet:
http://www.netrix.com.

     Forward looking statements are made in this release pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that all forward looking statements are subject to risks and uncertainties, including, without limitation, the timing of new announcements or introductions by the Company and its competitors, the hiring and retention of key employees, competitive pricing pressures, dependence on third party for components and products, general economic conditions in the United States and international markets and the risk factors detailed from time to time in the Company's periodic reports and registration statements filed with the Securities and Exchange Commission.